UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2020

Strategic Student & Senior Housing Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-220646	81-4112948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Terrace Road

Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 7.01.	Regulation FD Disclosure.

Stockholder Letter

On September 30, 2020, Strategic Student & Senior Housing Trust, Inc. (the “Company”) issued a letter to its stockholders announcing the calculation of an estimated value per share for shares of the Company’s common stock. A copy of the letter to stockholders is attached as Exhibit 99.1 to this Current Report on Form 8-K (this “Current Report”). Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01.	Other Events.

Calculation of Estimated Net Asset Value Per Share

Overview and Process

On September 28, 2020, the board of directors (the “Board”) of the Company, at the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Committee”), unanimously approved and established the Company’s estimated net asset value per share (“Estimated Per Share NAV”) for the Company’s Class A shares, Class T shares, Class W shares, Class Y shares, and Class Z shares of $6.08 based on the estimated value of its assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of June 30, 2020. The Estimated Per Share NAV was calculated as of June 30, 2020 during the COVID-19 pandemic in the United States. While it is difficult to quantify the impact of the COVID-19 pandemic on the Estimated Per Share NAV, the Company was significantly and negatively impacted by COVID-19. On March 30, 2020, based in part on market feedback from the Company’s participating broker-dealers that investors were unwilling to invest in a co-living student and senior housing vehicle, the Company suspended its public offering, which negatively impacted the Company’s ability to raise additional capital to achieve economies of scale and reduce debt. Furthermore, the Company experienced lower operating revenues and increased costs during the six months ended June 30, 2020 as a direct result of COVID-19. For additional details, please see the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2020. Future valuations of the Company’s properties or other assets and liabilities could be further affected by COVID-19 or any associated weakened economic conditions. The Company is providing this Estimated Per Share NAV to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Guidelines”).

The Committee, comprised of the Company’s two independent directors, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Estimated Per Share NAV, the consistency of the valuation methodology with real estate standards and practices, and the reasonableness of the assumptions used in the valuations and appraisals.

The Committee approved the engagement of Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation and advisory firm, to provide valuation services for the Company’s assets and liabilities. In connection therewith, Duff & Phelps provided values for the Company’s two student housing properties and four senior housing properties owned as of June 30, 2020 and a calculation of a range of the estimated value per share of its Class A shares, Class T shares, Class W shares, Class Y shares, and Class Z shares as of June 30, 2020. The scope of work conducted by Duff & Phelps was in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice. Each of the appraisals was prepared by Duff & Phelps personnel who are members of the Appraisal Institute and have the Member of Appraisal Institute (“MAI”) professional designation. The Company previously engaged Duff & Phelps to assist management in the allocation of purchase price for its student housing and senior housing property acquisitions. Other than its engagement as described in this Current Report, Duff & Phelps does not have any direct or indirect material interest in any transaction with the Company or its advisor, SSSHT Advisor, LLC (the “Advisor”). The Company does not believe that there are any material conflicts of interest between Duff & Phelps, on the one hand, and the Company or the Advisor, on the other hand. The Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement.

After considering all information provided, and based on the Committee’s extensive knowledge of the Company’s assets and liabilities, the Committee concluded that the range in estimated value per share of $5.34 to $6.86, with an approximate mid-range value per share of $6.08, as indicated in the valuation report provided by Duff & Phelps (the “Valuation Report”) was reasonable and recommended to the Board that it adopt $6.08 as the Estimated Per Share NAV for the Company’s Class A shares, Class T shares, Class W shares, Class Y shares, and Class Z shares. The Board unanimously agreed upon the Estimated Per Share NAV of $6.08 recommended by the Committee, which determination is ultimately and solely the responsibility of the Board.

The table below sets forth the calculation of the Company’s estimated value per share as of June 30, 2020:

June 30, 2020
Assets
Investments in Real Estate Assets
Owned Senior Living (SHOP)	$196,300,000
Student Housing Properties	100,500,000

Total Market Value	$296,800,000

Other Assets
Cash & Cash Equivalents	$11,059,618
Restricted Cash	1,381,524
Minority Interest Investments	1,795,737
Prepaids, Accounts Receivable, and Misc.	1,822,316

Total Other Assets	$16,059,195

Liabilities
Fair Value of Debt	$208,105,911
Accounts Payable and Accrued Expenses	4,306,908
Due to Affiliates	8,321,375
Distributions Payable	2,508,275
Preferred Equity	10,150,066

Total Liabilities	$233,392,535

Net Asset Value (NAV)	$79,466,660
Number of Shares Outstanding	13,078,419

NAV Allocated to Class A Shares	$70,638,056
Number of Outstanding Class A Shares(1)	11,625,430
NAV Per Share – Class A	$6.08

NAV Allocated to Class T Shares	$471,498
Number of Outstanding Class T shares	77,598
NAV Per Share – Class T	$6.08

NAV Allocated to Class W Shares	$519,804
Number of Outstanding Class W Shares	85,548
NAV Per Share – Class W	$6.08

NAV Allocated to Class Y Shares	$6,825,656
Number of Outstanding Class Y Shares	1,123,349
NAV Per Share – Class Y	$6.08

NAV Allocated to Class Z Shares	$1,011,645
Number of Outstanding Class Z Shares	166,494
NAV Per Share – Class Z	$6.08

(1)	Includes outstanding units in the Company’s operating partnership (“OP Units”) and unvested restricted stock issued to the Company’s independent directors.

Methodology and Key Assumptions

In determining the Estimated Per Share NAV, the Board considered the recommendation of the Committee, the Valuation Report provided by Duff & Phelps, and information provided by the Company. The Company’s goal in calculating the Estimated Per Share NAV is to arrive at a value that is reasonable and supportable using what the Committee and the Board each deems to be appropriate valuation methodologies and assumptions.

The Estimated Per Share NAV was calculated as of June 30, 2020 during the COVID-19 pandemic in the United States. While the Company is continuously monitoring the effect of the COVID-19 pandemic on the global economy and the student housing and senior housing industries in general, the long-term effects of COVID-19 could impact the Company’s Estimated Per Share NAV in future periods. For additional details, please see the recent market conditions section of Management’s Discussion and Analysis of Financial Condition and Results of Operations, in the Company’s Quarterly Report on Form 10-Q, filed August 12, 2020. Future valuations of the Company’s properties or other assets and liabilities could be affected by COVID-19 or any associated weakened economic conditions.

The following is a summary of the valuation methodologies and assumptions used by the Board to value the Company’s assets and liabilities.

Real Estate Properties

The Company engaged Duff & Phelps to provide an appraisal, as of June 30, 2020, of its two student housing properties and its four senior housing properties (the “Appraised Properties”). Duff & Phelps’ opinion of value used in calculating the Estimated Per Share NAV above is based on the individual asset values of each of the Appraised Properties in the portfolio on the valuation date in accordance with the IPA Guidelines. The appraisal was not intended to estimate or calculate the Company’s enterprise value. The appraisals were performed in accordance with the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved, and signed by an individual with the professional designation of MAI.

The scope of work by Duff & Phelps in performing the appraisal of the Appraised Properties included:

•	analyzing the Appraised Properties on solely a desktop basis;

•

studying each of the student housing markets and the senior housing markets to measure current market conditions, supply and demand factors, growth patterns, and their effect on the Appraised Properties;

•	utilizing the income capitalization approach as the primary indicator of value for each of the Appraised Properties with support from the sales comparison approach;

•

delivering a range of values with a midpoint estimate for each of the Appraised Properties, as well as the underlying assumptions used in the analysis, including capitalization rates, discount rates, growth rates, and others as appropriate;

•	reviewing the other assets and liabilities of the Company and the estimate of the market value of the Company provided by the Company as of the valuation date;

•	reviewing the Company’s debt and analyzing the mark-to-market of the value of the assumed debt;

•

discussing with the Company the finalization of the market value estimates of all assets and liabilities held by the Company in order for the Company to arrive at a fair value estimate of the net asset value per share in conformance with the IPA Guidelines.

The income capitalization approach is a valuation technique that provides an estimation of the value of an asset based on market expectations about the cash flows that an asset would generate over its remaining useful life. The income capitalization approach begins with an estimation of the annual cash flows a market participant would expect the subject asset to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then capitalized at an appropriate rate to derive an estimate of value (the “direct capitalization method”) or converted to their present value equivalent using a market-oriented discount rate appropriate for the risk of achieving the projected cash flows (the “discounted cash flow method”). In the discounted cash flow method, the present value of the estimated cash flows are then added to the present value equivalent of the residual value of the asset which is calculated based upon applying a terminal capitalization rate to the projected net operating income of the property at the end of the discrete projection period to arrive at an estimate of value. The discounted cash flow method is more appropriate for the analysis of investment properties with multiple leases, particularly leases with cancellation clauses or renewal options and especially in volatile markets. The direct capitalization method is normally more appropriate for properties with relatively stable operating histories and expectations. Duff & Phelps utilized the discounted cash flow method for all of the Appraised Properties.

In utilizing the discounted cash flow method, Duff & Phelps estimated the value of the individual Appraised Properties primarily by using a multiple year discounted cash flow analysis. Duff & Phelps calculated the value of the individual Appraised Properties using the Company’s historical financial data and forecasts going forward, base capitalization rates, terminal capitalization rates and discount rates that fall within ranges Duff & Phelps believes would be used by similar investors to value each of the Appraised Properties. The capitalization rates and discount rates were calculated utilizing methodologies that adjust for market specific information and national trends in student housing and senior housing. As a test of reasonableness, Duff & Phelps compared the metrics of the valuation of the Appraised Properties to current market activity of student housing properties and senior housing properties.

The sales comparison approach is a valuation technique that provides an estimation of value based on what other purchasers and sellers in the market have agreed to as price for comparable improved properties. The valuation process is a comparison and correlation between the subject asset and other similar assets. Considerations such as time and condition of sale and terms of agreements are analyzed for comparable assets and are adjusted to arrive at an estimation of the fair value of the subject asset. Duff & Phelps did not conduct a full analysis using the sales comparison approach, but did utilize the sales comparison approach to provide support for its value estimate.

The Company acquired the Appraised Properties for an aggregate purchase and development price of approximately $285 million. As of June 30, 2020, the total appraised midpoint value of the individual Appraised Properties as provided by Duff & Phelps using the valuation method described above was approximately $296.8 million. This represents an approximate 4.1% increase in the total value of the Appraised Properties over the aggregate purchase price.

The following summarizes the key assumptions that were used by Duff & Phelps to arrive at the midpoint estimated market value of the senior housing properties valued using the discounted cash flow method:

Assumption	Range in Values	Weighted Average Basis
Terminal capitalization rate	6.25% to 6.50%	6.35%
Discount rate	7.75% to 8.25%	7.89%
Annual rent growth rate (market)	3.00% to 7.00%	5.47%
Operating expense margin	53.00% to 79.00%	55.77%
Holding period	5 years	N/A

The following summarizes the key assumptions that were used by Duff & Phelps to arrive at the midpoint estimated market value of the student housing properties valued using the discounted cash flow method:

Assumption	Range in Values	Weighted Average Basis
Terminal capitalization rate	5.50%	5.50%
Discount rate	6.50%	6.50%
Annual rent growth rate (market)	3.00% to 6.20%	4.65%
Annual expense growth rate	3.00%	3.00%
Holding period	3 years	N/A

While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would change the estimated value of the Appraised Properties. Assuming all other factors remain unchanged, a decrease in the terminal capitalization rate used for the properties valued using the discounted cash flow method of 50 basis points would increase the value of the Appraised Properties to approximately $317.7 million. Similarly, an increase in the terminal capitalization rate used for the properties valued using the discounted cash flow method of 50 basis points would decrease the value of the Appraised Properties to approximately $279.3 million. Assuming all other factors remain unchanged, a decrease in the discount rate used for the properties valued using the discounted cash flow method of 50 basis points would increase the value of the Appraised Properties to approximately $303.2 million. Similarly, an increase in the discount rate used for the properties valued using the discounted cash flow method of 50 basis points would decrease the value of the Appraised Properties to approximately $290.7 million.

Debt

The estimated value of the aggregate debt was equal to the aggregate amount of all principal balances outstanding as of June 30, 2020. The fair value of the aggregate debt was estimated by Duff & Phelps based on a comparison of the contractual terms of the Company’s debt instruments against market terms. Duff & Phelps did not utilize a discounted cash flow analysis to estimate the fair value of the aggregate debt due to the difficulty in determining an appropriate market interest rate for use in such an analysis in light of the impact of the COVID-19 pandemic on the mortgage industry in general and lending in the student housing industry and the senior housing industry in particular. As of June 30, 2020, the estimated fair value and aggregate amount of all principal balances outstanding of the debt were each approximately $208.1 million.

Other Assets and Liabilities

The carrying values of the majority of the other assets and liabilities were considered to equal their book value. Adjustments to the GAAP carrying basis of certain assets were made to other assets in accordance with the IPA Guidelines.

Limitations of Estimated Value Per Share

Current FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodology considered by the Board is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. The Estimated Per Share NAV is not audited and does not represent the fair value of the Company’s assets less its liabilities according to GAAP nor does it represent a liquidation value of the Company’s assets and liabilities or the amount at which the Company’s shares of common stock would trade on a national securities exchange. The estimated asset values may not represent current market value or book value. The estimated value of the Appraised Properties does not necessarily represent the value the Company would receive or accept if the assets were marketed for sale. The Estimated Per Share NAV does not reflect a real estate portfolio premium or discount compared to the sum of the individual property values. The Estimated Per Share NAV also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale. As described above, the Company has been and will continue to be negatively impacted by COVID-19. The full magnitude of the pandemic and its ultimate effect on any future calculations of estimated net asset value per share is highly uncertain and cannot be predicted at this time.

Accordingly, with respect to the Estimated Per Share NAV, the Company can give no assurance that:

•	a stockholder would be able to resell their shares at this Estimated Per Share NAV;

•	a stockholder would ultimately realize distributions per share equal to the Estimated Per Share NAV upon liquidation of the assets and settlement of the liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the Estimated Per Share NAV on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Estimated Per Share NAV; or

•	the methodology used to estimate the Estimated Per Share NAV will be in compliance with any future FINRA rules or ERISA reporting requirements.

Further, the Estimated Per Share NAV is based on the estimated value of the Company’s assets less the estimated value of its liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of June 30, 2020. The Estimated Per Share NAV per share was based upon 13,078,419 shares of equity interests outstanding as of June 30, 2020, which was comprised of (i) 11,625,430 outstanding shares of Class A common stock, plus (ii) 77,598 outstanding shares of Class T common stock, plus (iii) 85,548 outstanding shares of Class W common stock, plus (iv) 1,123,349 outstanding shares of Class Y common stock, plus (v) 166,494 outstanding shares of Class Z common stock.

The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets, and in response to the real estate and finance markets. We currently anticipate publishing a new estimated share value on an annual basis.

Distribution Reinvestment Plan

On September 28, 2020, the Board approved an amendment to the second amended and restated distribution reinvestment plan (the “DRP”) pursuant to which the Company changed the method of determining the price of shares offered pursuant to the DRP to a price equal to the Company’s estimated value per share. This Current Report serves as the 10 days’ notice of the amendment to the DRP pursuant to its terms, and such amendment will be effective as of October 10, 2020. However, as previously disclosed, all distributions to the Company’s stockholders, including those made pursuant to the DRP, are currently suspended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Letter to Stockholders

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC.

Date: September 30, 2020	By:	/s/ Michael A. Crear
Michael A. Crear
Chief Financial Officer and Treasurer